CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-04197) of DST Systems, Inc. of our report dated February 26, 1998 appearing on page 26 of this Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Selected Consolidated Financial Data" in this Annual Report on Form 10-K/A. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."




/s/Price Waterhouse LLP
Price Waterhouse LLP

Kansas City, Missouri
March 25, 1998